Exhibit 99.1

Phio Pharmaceuticals Reports First Quarter 2025 Financial Results and Provides Business Update

Clinical trial advances for INSTASYL siRNA lead product candidate PH-762

4th Cohort enrolling and treating patients in on-going clinical study

Marlborough, Massachusetts-(Newsfile Corp.-May 15, 2025) — Phio Pharmaceuticals Corp. (Nasdaq: PHIO) is a clinical-stage biopharmaceutical company developing therapeutics that use its INTASYL® siRNA gene silencing technology designed to make the body’s immune cells more effective in killing cancer cells. Phio today reported its financial results for the quarter ended March 31, 2025 and provided a business update.

Recent Corporate Updates

PH-762 Clinical Progress

Phio's ongoing Phase 1b dose escalation clinical trial (NCT 06014086) is designed to evaluate the safety and tolerability of neoadjuvant use of intratumoral PH-762 in Stages 1, 2 and 4 cutaneous squamous cell carcinoma (cSCC), Stage 4 melanoma, and Stage 4 Merkel cell carcinoma.

To date, a total of 10 patients with cutaneous carcinomas have been treated in Cohorts 1, 2 and 3. These cohorts included 9 patients with cSCC and 1 patient with metastatic melanoma. At Day 36 (planned tumor excision), of the 9 patients with cSCC, 4 patients had a pathologic complete response (100% tumor clearance). One patient had a near complete response (>90% clearance) and 1 patient had a partial response (>50% clearance). The other 3 cSCC and one metastatic melanoma patient had a pathologic non-response (< 50% clearance). Patients with a pathologic complete response (100% tumor clearance) may have visual signs of residual scar or subdermal inflammation prior to resection. No patients, however, exhibited clinical progression of disease.

To date, there were no dose-limiting toxicities or clinically relevant treatment-emergent adverse effects in the patients receiving intratumoral PH-762 in this trial. Moreover, PH-762 has been well tolerated in all enrolled patients in each escalating dose cohort.

The fourth cohort is currently enrolling and treating patients; Phio expects to complete enrollment in the trial in the third quarter of 2025.

Scientific News

During the three months ended March 31, 2025, Phio was awarded podium presentations for its INTASYL self-delivering siRNA technology at the American Academy of Dermatology (AAD) and at the Society of Investigative Dermatology (SID). The Company presented its phase 1b clinical trial results to date. The Company also presented data on INTASYL compounds PH-762 and PH-894 at the 11th Annual Immunotherapy of Cancer (ITOC 11) conference in Munich, Germany.

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The Company’s INTASYL compound RXI-231 was highlighted in the peer reviewed journal, Clinical, Cosmetic and Investigational Dermatology. The article presented proof-of-concept data for RXI-231, an INTASYL compound designed to target and reduce tyrosinase (TYR) gene expression. While further characterization and clinical testing is needed, RXI-231 shows promise in treating hyperpigmentation disorders.

Capital Sourcing

In December 2024 and January 2025, Phio raised an aggregate of approximately $9.2 million in registered direct offerings and concurrent private placements, before deduction of commissions and other expenses. Additional gross proceeds of approximately $2.9 million were raised from the exercise of warrants previously issued on July 12, 2024. With these proceeds, the Company now believes it has sufficient capital to complete the treatment phase of the Phase 1b trial.

Cost Rationalization

From April 2014 to March 2024, the Company leased space that was utilized as its corporate headquarters and primary laboratory. The lease expired on March 31, 2024.  On March 1, 2024, the Company commenced a lease for a laboratory facility located at 17 Briden Street, Worcester, Massachusetts.  The lease had an original expiration date of August 31, 2024, and was subsequently extended through February 28, 2025.  The Company continues to lease the space on a month-to-month basis.  Monthly rent is approximately $2,500.  In March 2025, the Company contracted with LifeSciences PA located at 411 Swedeland Road, King of Prussia, PA 19406 for access to full working space for normal hours of operations at a fee of $300 per month, which can be cancelled at any time.

In May 2024, the Company terminated the Clinical Co-Development Agreement with AgonOx, Inc. (AgonOx) effective immediately. The Company paid AgonOx all payment obligations that accrued prior to the termination of the Clinical Co-Development Agreement. The Company made the remaining payment of $34,320, which primarily related to accrued obligations for patient fees and other miscellaneous costs as of the date of termination to AgonOx on March 21, 2025. This settled all future obligations to AgonOx.

Financial Results

Cash Position

At March 31, 2025, the Company had cash of approximately $13.3 million as compared with approximately $5.4 million at December 31, 2024.

Net cash provided by financing activities for the three months ended March 31, 2025 was approximately $9.2 million as compared to the three months ended March 31, 2024 where net cash used in financing activities was approximately $4,000. The increase in net cash provided by financing activities was primarily due to the issuance of common stock and warrants, and the exercise of warrants.

Research and Development Expenses

Research and development expenses were $0.886 million for the three months ended March 31, 2025 as compared with $1.148 million for the three months ended March 31, 2024, a decrease of 23%. The decrease in research and development expenses was primarily driven by decreases in salary-related costs and in consulting expense.

General and Administrative Expenses

General and administrative expenses were approximately $0.986 million for the three month period ended March 31, 2025 as compared with approximately $1.061 million for the three months ended March 31, 2024, a decrease of 7%. The Company considers this to be an immaterial fluctuation.

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Net Loss

Net loss was $1.8 million for the three months ended March 31, 2025 as compared with $2.2 million for the three months ended March 31, 2024. The decrease in net loss was due to the reductions in research and development and general and administrative expenses cited above.

About Phio Pharmaceuticals Corp.

Phio Pharmaceuticals Corp. (Nasdaq: PHIO) is a clinical-stage siRNA biopharmaceutical company advancing its INTASYL® gene silencing technology focused on immuno-oncology therapeutics. Phio’s INTASYL compounds are designed to enhance the body’s immune cells to more effectively kill cancer cells. Phio’s lead clinical program is an INTASYL compound, PH-762, that silences the PD-1 gene implicated in various forms of skin cancer. The on-going Phase 1b trial (NCT# 06014086) is evaluating PH-762 for the treatment of cutaneous squamous cell carcinoma, melanoma, and Merkel cell carcinoma. PH-762 is a potential non-surgical treatment for skin cancers.

For additional information, visit the Company’s website, www.phiopharma.com.

Forward Looking Statements

 This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as "intends," "believes," "anticipates," "indicates," "plans," "expects," "suggests," "may," "would," "should," "potential," "designed to," "will," "ongoing," "estimate," "forecast," "target," "predict," "could" and similar references, although not all forward-looking statements contain these words. Examples of forward-looking statements contained in this press release include, among others, the possibility that our INTASYL® siRNA gene silencing technology will make the body’s immune cells more effective in killing cancer cells, the potential for PH-762 to present a viable non-surgical alternative for skin cancer, expectations regarding timing of enrollment, the expectations that we have sufficient capital to complete the treatment phase of our ongoing Phase 1b clinical trial, the potential for RXI-231 in treating hyperpigmentation disorders, and statements regarding our commercial and clinical strategy, development plans and timelines and other future events.

 These statements are based only on our current beliefs, expectations and assumptions and are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control.  Our actual results may differ materially from those indicated in the forward-looking statements as a result of a number of important factors, including, but not limited to, the impact to our business and operations by inflationary pressures, rising interest rates, recession fears, the development of our product candidates, results from our preclinical and clinical activities, our ability to execute on business strategies, our ability to develop our product candidates with collaboration partners, and the success of any such collaborations, the timeline and duration for advancing our product candidates into clinical development, the timing or likelihood of regulatory filings and approvals, the success of our efforts to commercialize our product candidates if approved, our ability to manufacture and supply our product candidates for clinical activities, and for commercial use if approved, the scope of protection we are able to establish and maintain for intellectual property rights covering our technology platform, our ability to obtain future financing, market and other conditions and those identified in our Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q under the caption "Risk Factors" and in other filings the Company periodically makes with the SEC. Readers are urged to review these risk factors and to not act in reliance on any forward-looking statements, as actual results may differ from those contemplated by our forward-looking statements. Phio does not undertake to update forward-looking statements to reflect a change in its views, events or circumstances that occur after the date of this release, except as required by law.

Contact:

Phio Pharmaceuticals Corp.

Jennifer Phillips: jphillips@phiopharma.com

Corporate Affairs

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PHIO PHARMACEUTICALS CORP.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Amounts in thousands, except share and per share data)

(Unaudited)

	Three Months Ended March 31,
	2025	2024
Operating expenses:
Research and development	$886	$1,148
General and administrative	986	1,061
Total operating expenses	1,872	2,209
Operating loss	(1,872)	(2,209)
Interest income, net	125	53
Other income (expense), net	(22)	2
Net loss	$(1,769)	$(2,154)
Net loss per common share:
Basic and diluted	$(0.41)	$(0.47)
Weighted average number of common shares outstanding
Basic and diluted	4,307,264	4,580,072

PHIO PHARMACEUTICALS CORP.

CONSOLIDATED BALANCE SHEETS

(Amounts in thousands, except share and per share data)

(Unaudited)

	March 31, 2025	December 31, 2024
ASSETS
Cash and cash equivalents	$13,278	$5,382
Prepaid expenses and other current assets	158	354
Total current assets	13,436	5,736
Property and equipment, net	4	2
Total assets	$13,440	$5,738
LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$427	$253
Accrued expenses	843	762
Total liabilities	1,270	1,015
Total preferred stock	–	–
Total stockholders’ equity	12,170	4,723
Total liabilities and stockholders’ equity	$13,440	$5,738

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